Exhibit 10.7

Fellows Energy Ltd.
370 Interlocken Blvd. Suite 400
Broomfield, Colorado 80021
(303) 327-1525

March 1, 2005

Mr. Paul Mysyk
Quaneco, LLC
35010 Chadron Road
Suite 200
Willoughby Hills, OH 44094

SENT BY FAX TO: (440) 954-5026

RE:  Letter Agreement for Purchase of Interests in the Castle Rock and Kirby CBNG Projects
         Castle Rock Project: T3S-T8S, R45W and R47W-R49W Powder River County, Montana
         Kirby Project; T6S-T8S and R38E-R42E Big Horn and Custer Counties, Montana

Dear Paul,

Fellows Energy Ltd. ("Fellows") hereby offers to purchase a 12.5% working interest in the Castle Rock and Kirby Coal Bed Natural Gas Projects, inclusive of said working interest in 18 wells previously drilled in the Kirby Project (the "Properties"), on the terms and conditions listed in the attached Exhibit 1 and within this Letter Agreement.

This Letter Agreement and the offer made herein are based upon the terms and subject to the conditions set forth below. This offer has been made without the benefit of reviewing certain title and other information in your possession. We have prepared this offer using publicly available information and information provided by you. We hope to expeditiously review any additional information you may make available to us in order to remove certain of the conditions to which this Letter Agreement is subject. Other than such conditions, upon execution, this Letter Agreement is binding and sets forth the basic business terms and conditions under which the parties will proceed to formalize a definitive agreement for the purchase described above and close said purchase.

Upon the execution of this Letter Agreement and for a period of 30 days thereafter (or such longer period as may be provided for in a definitive agreement) Quaneco will not entertain, solicit or encourage any inquiry or proposal, from any third party concerning the acquisition of the Properties.
This offer shall expire at 5:00 p.m. Mountain Time on Friday, March 4, 2005. Once executed by all parties, this Letter Agreement shall expire on April 10, 2005 unless extended by the parties or superceded by a definitive agreement.

This Letter Agreement may be superseded and replaced by a definitive purchase agreement incorporating all of the material terms hereof and such other terms as are customary in transactions of the type contemplated herein.

PURCHASE PRICE:

Subject to the completion of due diligence and analyses of valuation, it is anticipated that the purchase price will be $4,850,000. The timing of, and form of, consideration paid will be in cash and stock of Fellows as described in Exhibit 1 and as set forth below:

1

1.
Fellows shall pay $4,850,000 in cash and stock for 12.5% working interest in the 235,000 acres comprising the Properties, inclusive of a 12.5% working interest in 18 wells already drilled and completed in the Kirby Project. This purchase price includes $4,406,250 in consideration for lease rights and $443,750 in consideration for the 18 wells in the Kirby Project. It is agreed that Quaneco shall be responsible for paying all costs of drilling, completion and gathering infrastructure relating to the 12.5% working interest in the existing 18 wells in the Kirby Project.

2.	Of the total purchase price $3,850,000 shall be in the form of cash. Of this amount, $2,880,000 shall be due on April 10, 2005, and the balance of $970,000 shall be due on July 1, 2005.
3.	The balance of consideration due on April 10, 2005 of $1,000,000 shall be in the form of Fellows stock valued at $1.00 per share, or 1,000,000 shares of Fellows stock.
4.
If Fellows makes the payment of $2,880,000 in cash plus 1,000,000 shares of Fellows stock on April 10, but fails to make the payment of $1,000,000 on or before July 1, 2005, it shall be deemed to have earned a 10% working interest in the Properties and the Kirby wells.

5.	Assignment of the 12.5% working interest in the properties from Quaneco to Fellows will be made within five business days of receipt of the final cash payment due July 1, 2005.

CONDITIONS TO THE PURCHASE:
The following are the conditions to which our offer is subject:

1.	The transaction is subject to the completion of an offering in connection with the transaction of at least an amount sufficient to pay the cash portion of the purchase price prior to April 10, 2005.
2.
Any purchase rights or rights of refusal to which the Properties are subject are waived; standard confidentiality and announcement procedures shall apply, as agreed by the parties and in accordance with normal industry practice.

3.	Satisfactory legal due diligence verifying title interest in and to the Properties.
4.
Satisfactory completion of an analysis of the value of the Properties by Fellows or an independent and qualified third party appointed by Fellows showing that the value thereof is substantially equivalent to the market value of Fellows.

5.	Completion of the contemplated offering by Fellows in connection with the transaction in an. amount at least enabling the payment of the cash portion oft.be purchase price,
6.	Formal corporate and regulatory approvals as required by the parties.
7.
Closing to occur within five business days of completion of Fellows' offering, with the parties cooperating in good faith to engage investment bankers and brokers to complete the financing as soon as possible.

If the foregoing meets with your approval, and you desire to proceed with the sale of your interest as described above, and as provided herein, please so indicate and affirm by executing a copy of this Letter Agreement and returning a copy to George S Young at Fellows Energy.

Sincerely,

Fellows Energy Ltd.
/s/ George S. Young
George S. Young
President & CEO

AGREED AND ACCEPTED THIS _____ DAY OF MARCH, 2005

By: /s/ Paul Mysyk
Paul Mysyk
Quaneco, LLC

Exhibit 1 to Letter Agreement Dated March 1, 2005
between
Fellows Energy Ltd. and Quaneco, LLC

Castle Rock

Counter Party:	Quaneco, L.L.C., an Oklahoma limited liability company
Acreage:	140,000 acres, more or less (to be confirmed through due diligence)
Purchase Price:	$150 per net mineral acre or a total of $2,625,000

Payment:	Stock Portion: 541,237 shares for $541,237 in consideration
Cash Portion: $2,083,763

Location:	T3S-T8S, R45W and R47W-R49W Powder River County, Montana
Principal Coals:	Pawnee, Sawyer. and Flowers-Goodale coals
Other Coals:	Cook, Lower Cook, Brewster-Arnold, Knobloch, Terret, and Stag coals.
Planned Drilling:	Four or five pilot projects of 16 wells each are planned for the Castle Rock block in 2005
Drilling Budget:	$562,000 for 12.5% working interest in 48 wells

Kirby

Counter Party:	Quaneco, L.L.C., an Oklahoma limited liability company
Acreage:	95,000 acres, more or less (to be confirmed through due diligence)
Purchase Price:	$150 per net mineral acre (or a total of $1,781,250), plus $443,750 for 12.5% working interest in 18 existing wells, or a total of $2,225,000
Payment:	Stock Portion: 458,763 shares for $458,763 in consideration
Cash Portion: $1,766,237

Location:	T6S-T8S and R38E-R42E Big Horn and Custer Counties, Montana
Principal Coals:	Wall, Brewster-Arnold, Sawyer and Flowers-Goodale coals
Planned Drilling:	48 are planned for the Kirby block in 2005
Drilling Budget:	$562,000 for 12.5% working interest in 48 wells

Total Cash Budget

$2,083,763 for Castle Rock Purchase
$1,766,237 for Kirby Purchase
$3,850,000 Total acquisition cost

$562,000 for Castle Rock Drilling
$562,000 for Kirby Drilling $1,124,000 Total drilling cost

$4,974,000 cash required for acquisition of 12.5 working interest in properties, inclusive of interest in 18 existing wells, and development of 12.5% working interest in 96 wells

Total Stock Portion of Transaction

1,000,000 shares issued as consideration for $1,000,000 of purchase price.